Exhibit 23.2

June 7 , 2018

Integrity Applications, Inc.

19 Ha’Yahalomim

Ashdod, Israel

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel for Integrity Applications, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission on the date hereof of a Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of 8,736,198 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share.

We hereby consent to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by Section 7 of the Act, and the rules and regulations promulgated thereunder.

Sincerely,

/s/ Robinson & Cole LLP